Exhibit 99.1

Press Contacts: Will Thoretz, ISG +1 203 517 3119 will.thoretz@isg-one.com Julianna Sheridan, Matter Communications for ISG +1 978-518-4520 isg@matternow.com

ISG CFO Bert Alfonso to Retire in August; Michael Sherrick Named His Successor as Executive Vice President and CFO

Sherrick brings significant tech industry, operational and financial expertise to role

STAMFORD, Conn., June 21, 2023 — Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced that Humberto “Bert” Alfonso, executive vice president and chief financial officer, will retire in August to devote more time to family matters and that Michael A. Sherrick has been named to succeed him, effective August 7.

“I want to express my deepest gratitude to Bert for his valued service to ISG,” said Michael P. Connors, chairman and CEO. “I have known Bert for many years and will miss his wise counsel and contributions to the firm. Everyone here at ISG extends our best wishes to Bert and his family.”

Sherrick joins ISG from Cognizant Technology Solutions Corporation, a $19 billion global provider of information technology, consulting and business process services. He currently serves as senior vice president and chief operating officer of Cognizant Software & Platform Engineering.

At ISG, Sherrick will have global responsibility for finance, investor relations, legal, and mergers and acquisitions. He will report to Connors and join the internal ISG Executive Board.

“I am delighted Michael is joining ISG,” said Connors. “With his unique combination of technology industry knowledge, experience in operations, strategy and finance, and background in investment banking and financial services, Michael will quickly become a key contributor in advancing our ISG NEXT operating model and helping us drive growth and value in the years ahead.”

Sherrick brings more than 25 years of financial and operating experience to ISG. He joined Cognizant in 2016 where he was appointed to a series of roles, including COO of Cognizant Digital Systems and Technology and COO of Cognizant Americas, before assuming his current position.

Prior to joining Cognizant, in 2013 Sherrick co-founded Scoria Capital Partners, where, as a portfolio manager, he managed the firm’s investments in the technology, business services and consumer sectors. Earlier in his career, he held positions with S.A.C. Capital, Morgan Stanley and PwC, among others. Sherrick holds a B.A. degree in economics from Bucknell University and is both a licensed certified public accountant (CPA) and a chartered financial analyst (CFA).

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 900 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,600 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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